Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK COMPLETES SALE OF HILTON GARDEN INN CHELSEA / NEW YORK CITY AND PROVIDES UPDATE ON RECENT DISPOSITIONS

Also Announces the Sale of the Hilton Minneapolis

Projects Year-End Cash Balance in Excess of $200 Million

BETHESDA, Maryland, July 14, 2016 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it completed the sale of the 169-room Hilton Garden Inn Chelsea / New York City for $65 million to an affiliate of a China-based entity. The sale price represents a 13.5x multiple on the Hotel’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the trailing 12-month period ended March 31, 2016 and a 6.6% capitalization rate on the Hotel’s net operating income (“NOI”) for the trailing 12-month period ended March 31, 2016.  Additionally, the hotel is subject to a property improvement plan by Hilton that requires a corridor and rooms renovation. JLL served as the broker on this transaction and conducted a full marketing process.

The Company also announced today that it completed the sale of the 821-room Hilton Minneapolis for total consideration of approximately $143 million.  The total consideration represents a 7.6% capitalization rate on the hotel’s NOI for the trailing 12-month period ended March 31, 2016 and an 11.0x multiple on the Hotel’s Adjusted EBITDA for the trailing 12-month period ending March 31, 2016.  The opportunistic sale resulted from a reverse-inquiry from a private equity firm that has a longstanding relationship with the Company.

“The sale of the Hilton Garden Inn Chelsea / New York City moves the Company towards an even more diversified portfolio by reducing the Company’s allocation to New York City by approximately 150 basis points.  The Company also improved its portfolio quality with the recent sales of the Hilton Minneapolis and the Orlando Airport Marriott, which ranked at the bottom of the portfolio as measured by average RevPAR.  Furthermore, the three sales in 2016 have enhanced DiamondRock’s balance sheet and the Company now expects to end the year with a projected cash balance in excess of $200 million and with no outstanding borrowings on its $300 million senior unsecured credit facility.  This expanded investment capacity creates a number of value creation opportunities for the Company going forward,” stated Mark W. Brugger, President and Chief Executive Officer of the Company.

The sales of the Hilton Garden Inn Chelsea / New York City and the Hilton Minneapolis will collectively reduce the Company’s full year 2016 Adjusted EBITDA by approximately $12.2 million and Adjusted FFO by $9.6 million.

Excluding the three dispositions, the Company’s 2015 comparable portfolio EBITDA margin increases by approximately 50 basis points and the 2015 comparable portfolio RevPAR increases by approximately $8.  The sales also increase the Company’s third-party operated hotels to over 50% of the portfolio.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 26 premium quality hotels with approximately 9,500 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Marriott, Westin and Hilton, as well as boutique brands in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs;potential changes in our expected sources and uses of cash; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Hotel Net Income to Hotel Adjusted EBITDA and Net Operating Income

(Unaudited, in millions)

	Trailing Twelve Months Ended March 31, 2016
	Hilton Garden Inn Chelsea / New York	Hilton Minneapolis
Net income	$3.4	$1.9
Interest expense	—	5.1
Depreciation expense	1.4	6.7
EBITDA	4.8	13.7
Non-cash ground rent	—	(0.8)
Adjusted EBITDA	$4.8	$12.9
Capital reserve contribution	(0.5)	(2.1)
Net Operating Income	$4.3	$10.8

Reconciliation of Net Income to Adjusted EBITDA and Adjusted FFO

(Unaudited, in millions)

	2016 Forecasted Non-Ownership Period
	Hilton Garden Inn Chelsea / New York	Hilton Minneapolis	Total
Net income	$2.2	$4.4	$6.6
Interest expense	—	2.5	2.5
Depreciation expense	0.7	2.9	3.6
EBITDA	2.9	9.8	12.7
Non-cash ground rent	—	(0.5)	(0.5)
Adjusted EBITDA	$2.9	$9.3	$12.2
Income tax benefit (expense)	0.1	(0.2)	(0.1)
Interest expense	—	(2.5)	(2.5)
Adjusted FFO	$3.0	$6.6	$9.6

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.